UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2015

ACHAOGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7000 Shoreline Court, Suite 371
South San Francisco, CA 94080
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director
On November 4, 2015, the Board of Directors (the “Board”) of Achaogen, Inc. (the “Company”) appointed Michael Fischbach, Ph.D., effective immediately, as a Class I director, with an initial term expiring at the Company’s 2018 annual meeting of stockholders, filling a vacancy.
Dr. Fischbach will receive cash and equity compensation as provided in the Company’s Non-Employee Director Compensation Program. Pursuant to this program, upon appointment to the Board, Dr. Fischbach received an option under the Company’s 2014 Equity Incentive Award Plan to purchase 20,000 shares of the Company’s common stock with an exercise price of $5.73 per share, the closing price of the Company’s common stock on the date of appointment. The option will vest and become exercisable as to 1/36th of the shares subject to the option each month following November 4, 2015, in each case, subject to Dr. Fischbach’s continued service to the Company through each applicable vesting date. The Company expects to enter into the Company’s standard director indemnification agreement with Dr. Fischbach.
Resignation of Chief Financial Officer
On October 30, 2015, Derek A. Bertocci, Senior Vice President and Chief Financial Officer of the Company, notified the Company of his intention to resign from his position with the Company to spend more time with his family and pursue other personal interests, effective November 30, 2015. On November 4, 2015, the Company entered into a Separation Agreement with Mr. Bertocci that provides for a cash payment equal to nine months of his base salary, up to nine months of reimbursement for continuation healthcare and nine months vesting acceleration on his outstanding equity awards (subject to any applicable performance goals being achieved). The Separation Agreement also includes a general release of claims against the Company. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2015	ACHAOGEN, INC.
	By:	/s/ Kenneth J. Hillan
Kenneth J. Hillan, M.B., Ch.B.
President and Chief Executive Officer